Exhibit 4.7


                          SUBORDINATED PROMISSORY NOTE


                                                                     $500,000

                                                                 MARCH 3, 1999

     FOR VALUE RECEIVED, the undersigned, CommercialWare, Inc., a Delaware corporation ("BORROWER"), promises to pay to ASA International, Ltd. ("PAYEE"), or order, the principal amount of Five Hundred Thousand Dollars ($500,000), plus interest thereon at a fixed rate equal to 5% per annum. Interest shall in all cases be calculated on the basis of actual days elapsed and a 365 day year.

     This Note is one of a series of notes containing identical terms issued of even date herewith (collectively, the "JUNIOR NOTES") and referenced in a certain Shareholders Agreement of even date herewith by and among the Borrower and the holders of such notes (the "SHAREHOLDERS AGREEMENT").

     All outstanding principal and accrued interest hereunder shall be due and payable on the fifth anniversary hereof (the "MATURITY DATE").

     Any payments, including any prepayments, received by Payee on account of this Note prior to demand or acceleration shall be applied first, to any costs, expenses or charges then owed Payee by Borrower, second, to accrued and unpaid interest, and third, to the unpaid principal balance, in inverse order of their maturities. Any payments so received after demand or acceleration shall be applied in such manner as Payee may, in its sole discretion, determine.

     Payee, at its option, may declare the entire unpaid balance of this Note and all accrued and unpaid interest thereon to be immediately due and payable without demand, notice or protest (which are hereby waived) upon the occurrence of any one or more of the following events (each, an "Event of Default"): (a) the failure to pay principal of this Note within ten (10) days of the due date;
(b) the failure to pay interest on this Note within ten (10) days of the due date; (c) the acceleration of any material portion of indebtedness of Borrower from any lender other than Payee; (d) a proceeding being filed or commenced against Borrower for dissolution or liquidation, or Borrower voluntarily or involuntarily terminating or dissolving or being terminated or dissolved; (e) insolvency of, the appointment of a custodian, trustee, liquidator or receiver for any of the property of, or an assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law by or against, Borrower (and in the case of the filing of an involuntary petition against Borrower, if the proceeding commenced by such filing is not dismissed within ninety (90) days of such filing); (f) the entry of any judgment against Borrower that makes Borrower's ability to satisfy its obligations hereunder reasonably doubtful, which lien is not discharged or judgment is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its imposition or entry; (g) the sale of all or substantially all of Borrower's business or assets, or the sale of capital stock by Borrower or the merger of Borrower with another corporation that results in the shareholders of Borrower on the date hereof owning less than fifty percent (50%) of the outstanding capital stock of Borrower or the surviving company in a merger; or
(h) the payment of any dividends by Borrower on its capital stock.

     No delay or omission by Payee in exercising or enforcing any of Payee's powers, rights, privileges or remedies hereunder shall operate as a waiver thereof on that occasion or on any other occasion. No waiver of any default hereunder shall operate as a waiver of any other default hereunder, nor as a continuing waiver.

     Borrower will pay on demand all reasonable costs and expenses of collection, including reasonable attorneys' fees incurred or paid by Payee in enforcing this Note on default.

     Borrower hereby waives presentment, demand, notice and protest, and also waives any delay on the part of Payee.

     This Note shall be binding upon Borrower and each endorser and guarantor hereof and upon their respective successors and assigns, and shall inure to the benefit of Payee and its successors, endorsees and assigns. This Note may not be amended except by an instrument in writing signed by Borrower and Payee.

     The payment and performance covenants and obligations of the Borrower under the Junior Notes shall be (i) subordinate in all respects, including, without limitation, payment, lien and bankruptcy, to the covenants and obligations of the Company under (A) the Senior Note and the License Fee, as such terms are defined in the Shareholder Agreement, and (B) any indebtedness incurred by the Borrower to any bank or financial institution or to finance receivables (collectively, "SENIOR INDEBTEDNESS"); and (ii) pari passu among the Junior Notes. Borrower and Payee agree that no payments (including payments of interest and/or principal), prepayments or other distributions will be paid or payable by the Borrower under the terms of the Junior Notes until such time as the obligations of the Borrower under the Senior Note and the License Fee have paid and satisfied in full, at which time any payments to be made in respect of the Junior Notes shall be made pari passu. Payee agrees to execute and deliver any document requested by the holder of any Senior Indebtedness to effectuate the terms of this subordination provision.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, Borrower has caused this Note to be executed as of the date first written above.

                                    COMMERCIALWARE, INC.



                                    By: /s/ Donald Askin
                                       ------------------------------
                                       Title: Chief Operating Officer